Exhibit (a)(1)(DD)
Boston Scientific
Stock Option Exchange Program
Amendment of Offer to Exchange
To Be Distributed to Employees via e-mail

DATE:	June 6, 2007

TO:	Eligible Employees (via email distribution list for all eligible jurisdictions)

FROM:	Dan Bird, Director of Compensation

RE:	Important Notice: Stock Option Exchange Program Offer Period Extension
PLEASE READ THIS IMPORTANT NOTICE
Boston Scientific’s Stock Option Exchange Program has been amended in order to extend the offer period by changing the termination date to 11:59 p.m., Eastern Daylight Savings Time, on June 19, 2007.
Also, attached to this e-mail you will find updated Supplemental Frequently Asked Questions, which contain responses to questions received by Boston Scientific through the web conference sessions, the BSC Equity Compensation Support email box, and the Mellon Investor Services call center.
Additional web conference sessions are scheduled to be held on June 12th at 10:00 a.m. EDT and June 13th at 3:00 p.m. EDT. To access the sessions, please use the URL and dial-in numbers below.

		Domestic	International
Date/Time	Web Conference URL	phone number	phone number
06/12/07 10:00 a.m. EDT	http://attewc.webex.com/attewc/onstage/g.php?d=881418164	(888) 428-4474	(651) 291-0344

06/13/07 3:00 p.m. EDT	http://attewc.webex.com/attewc/onstage/g.php?d=883568286	(888) 428-4472	(651) 224-7582
To view the Offer to Exchange and other documents regarding the Boston Scientific Stock Option Exchange Program please visit the Stock Option Exchange Program Portal at https://www.corp-action.net/Bostonscientific/. If you have any questions, please call Mellon Investor Services at 800-718-2943 from within the U.S. or at 201-680-6670 from outside the U.S.
This e-mail communication is not a recommendation by Boston Scientific to participate in the offer. We recommend that you carefully review all materials and consult your own personal tax and financial advisors in order to make your decision whether or not participate in the offer.

Boston Scientific
Stock Option Exchange Program
Amendment of Offer to Exchange
To Be Distributed to French Employees via e-mail

DATE:	June 6, 2007

TO:	Eligible Employees located in France (via e-mail distribution list)

FROM:	Dan Bird, Director of Compensation

RE:	Important Notice: Clarification of Vesting
IMPORTANT NOTICE FOR FRENCH EMPLOYEES
Clarification of Vesting Provisions Applicable to DSUs
     In response to questions received from employees located in France, we have amended the Stock Option Exchange Program to clarify the methodology used to determine the vesting schedule for DSUs granted to eligible employees in France. In particular, the vesting schedule for new DSUs awarded to eligible employees in France who elect to exchange eligible stock options for DSUs under the exchange program will be determined as follows:

Portion of Vesting Period of
Eligible Qualified Option Elapsed
as of Date of		Percentage of DSUs
Cancellation	Total Vesting Period of DSUs	Vesting*
0 — ≤ 33%	4 years	25% per year/4 years
> 33% — ≤ 66%	3 years	33% per year/3 years
> 66% — < 100%	2 years	50% per year/2 years
100%	1 year	100% after 1 year

*	Annual vesting will be measured from the grant date of the award.
     For example, in the case of eligible qualified options granted to an employee subject to income and social insurance contribution taxation in France that cliff vest in their entirety after a minimum of four years, if greater than 66% but less than 100% of the time required for the option to vest has elapsed, then 50% of the DSUs issued in exchange will vest on the first anniversary of the DSU grant date and the second 50% will vest on the second anniversary of the grant date.
     If you are a resident of France for tax purposes, you will be subject to income tax and social security contributions when the deferred stock units vest and the shares are issued to you. You will be subject to income tax at your marginal rate and to social security contributions based on the fair market value of the shares issued to you at vesting. You should refer to the Guide to Tax Issues in France contained in Appendix B to the Offer to Exchange for a further discussion of the vesting provisions and restrictions on sale that will apply to your DSU awards and shares issued pursuant to these awards.
To view the Offer to Exchange and other documents regarding the Boston Scientific Option Exchange Program please visit the web portal at https://www.corp-action.net/Bostonscientific/. If you have any questions, please call Mellon Investor Services in the United States at 1-800-718-2943 or internationally at 201-680-6670.

This e-mail communication is not a recommendation by Boston Scientific to participate in the offer. We recommend that you carefully review all materials and consult your own personal tax and financial advisors in order to make your decision whether or not participate in the offer.